Exhibit 99.1

Hibernia Homestead Bancorp, Inc. Reports
Operating Results for the Quarter Ended March 31, 2010

New Orleans, LA (May 7, 2010) -  Hibernia Homestead Bancorp, Inc.  (the “Company”) (OTCBB: HIBE), the holding company of Hibernia Homestead Bank  (the “Bank”), today reported a net loss of $13,000 for the quarter ended March 31, 2010 compared to a net loss of $112,000 for the quarter ended March 31, 2009.

A. Peyton Bush, III, President and Chief Executive Officer of the Company and Bank, stated, “Hibernia’s transition from mutual savings and loan association to a community bank with a publicly traded holding company required significant investments in staffing, systems and facilities.  We are now beginning to realize returns from those investments as reflected in our first quarter progress toward profitability.  We are especially pleased with our continuing growth trend in loans which increased 7.6% at March 31, 2010 compared to fiscal year end 2009, following the 39.4% increase experienced in 2009.  This growth has been achieved while maintaining high asset quality.  Hibernia’s sound loan portfolio and strong capital position provide a solid base for future growth.”

 Net interest income increased 37.2% to $594,000 for the quarter ended March 31, 2010 from $433,000 for quarter ended March 31, 2009.   The increase in the Company's net interest income was due to increased interest income and decreased interest expense.  Interest income increased as a result of the change in the composition of earning assets to higher yielding assets, as the loan portfolio increased and lower yielding investment securities were sold or matured.  Interest expense decreased as maturing time deposits were renewed at lower rates. Non-interest income for the quarter ended March 31, 2010 increased $16,000 from the same period in 2009 primarily due to a decrease in expenses related to rental property.

Non-interest expense increased 7.4% from $608,000 for the quarter ended March 31, 2009 to $653,000 for the quarter ended March 31, 2010.  The increase in non-interest expense was due primarily to higher marketing costs, professional fees and Federal Deposit Insurance Corporation assessments.

Hibernia Homestead Bancorp’s total consolidated assets at March 31, 2010 were $65.7 million compared to $66.5 million at December 31, 2009.  Net loans increased 7.6% from $45.0 million at December 31, 2009 to $48.4 million at March 31, 2010, reflecting a $2.1 million increase in residential mortgage loans and a $1.3 million increase in commercial loans secured by real estate.  The additional loan volume was funded by decreases of $1.8 million in federal funds sold and $1.8 million in investment securities.  Total deposits increased slightly from $42.6 million at December 31, 2009 to $42.7 million at March 31, 2010.

Nonperforming assets, defined as non-accrual loans, accruing loans past due 90 days or more and foreclosed property, totaled $261,000, or 0.4%, of total assets at March 31, 2010, compared to $315,000, or 0.5%, of total assets at December 31, 2009.  The non-performing assets at March 31, 2010 consist of two loans secured by first mortgages on one-to-four family residential real estate.   Management believes that the allowance for loan and lease losses is sufficient to cover any losses that may be incurred on these loans.  There was no foreclosed property at March 31, 2010 or December 31, 2009.

The Company’s total stockholders’ equity decreased to $22.6 million at March 31, 2010 from $23.4 million at December 31, 2009.  The decrease was due primarily to purchases of treasury stock and shares to fund our Recognition and Retention Plan and, to a lesser extent, our net loss for the quarter.  During the first quarter of 2010 we repurchased 49,800 shares of the Company’s common stock as treasury stock and purchased 6,700 shares to fund our Recognition and Retention Plan for an aggregate cost of approximately $792,000.  Our flexibility to undertake these stock purchases is the result of our strong overall capital position. While total stockholders’ equity decreased, the company’s book value per share increased from $21.01 at December 31, 2009 to $21.24 at March 31, 2010.  Hibernia Homestead Bank’s regulatory capital levels continue to far exceed requirements for well capitalized institutions.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Hibernia Homestead Bank, the wholly-owned subsidiary of Hibernia Homestead Bancorp, Inc., has served the New Orleans metropolitan area since 1903.   Operating from its main office and two branches, Hibernia Homestead Bank offers loan, deposit and on-line banking services to commercial and individual clients in the New Orleans metropolitan area.   Additional information about Hibernia Homestead Bank is available at www.hibbank.com.

Hibernia Homestead Bancorp, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Cash - Non-Interest Bearing	$ 856	$ 1,067
Cash - Interest Bearing	16	16
Federal Funds Sold	3,375	5,150

TOTAL CASH AND CASH EQUIVALENTS	4,247	6,233

Certificates of Deposit	-	475
Securities - Available For Sale	6,506	8,293
Loans receivable - net	48,396	44,987
Accrued Interest receivable	214	206
Investment in FHLB Stock	171	171
Investment in FNBB Stock	210	210
Prepaid Expenses and Other Assets	335	309
Premises and Equipment, Net	5,079	5,127
Deferred Income Taxes	506	492
TOTAL ASSETS	$ 65,664	$ 66,503

LIABILITIES AND EQUITY
LIABILITIES
Deposits	$ 42,706	$ 42,640
Advance Payments by Borrowers for Taxes and Insurance	260	386
Accrued Interest Payable	2	2
Accounts Payable and Other Liabilities	104	79
TOTAL LIABILITIES	43,072	43,107

EQUITY
Preferred stock, $.01 par value - 1,000,000 authorized; none issued
Common stock, $.01 par value - 9,000,000 shares authorized; 1,113,334 issued; 1,063,534 and 1,113,334 shares outstanding at March 31, 2010 and December 31, 2009, respectively	11	11
Additional Paid in Capital	10,369	10,365
Treasury Stock at cost - 49,800 shares at March 31, 2010	(700)	-
Unallocated common stock held by:
Employee Stock Ownership Plan	(846)	(855)
Recognition and Retention Plan	(92)	-
Accumulated Other Comprehensive Income, Net of Tax Effects	121	133
Retained Earnings	13,729	13,742

TOTAL EQUITY	22,592	23,396
TOTAL LIABILITIES AND EQUITY	$ 65,664	$ 66,503

Hibernia Homestead Bancorp, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)

Total Interest Income	$ 735	$ 603

Total Interest Expense	141	170

Net Interest Income	594	433

Provision For Loan Losses	-	15

Net Interest Income After Provision For
Loan Losses	594	418

Total Non-Interest Income	38	22

Total Non-Interest Expenses	653	608

Loss Before Provision For Income Taxes	(21)	(168)

Income Tax Benefit	(8)	(56)

NET LOSS	$ (13)	$ (112)

LOSS PER COMMON SHARE
Basic	$ (0.01)	$ (0.10)
Diluted	$ (0.01)	$ (0.10)

CONTACT:

A. Peyton Bush, III, President and Chief Executive Officer
Donna T. Guerra, Chief Financial Officer
504-522-3203